Exhibit 8 - Subsidiaries

Entity Name (100% ownership unless stated otherwise)	Jurisdiction of Incorporation
Innovation Beverage Group USA Inc.	Delaware
Reg Liquors LLC (d/b/a Wired For Wine)	New Jersey
IBG USA, LLC	Delaware